September 30, 2011

First Bancorp
341 North Main Street
Troy, North Carolina  27371

Re:	First Bancorp Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to First Bancorp, a North Carolina corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by selling securityholders of (i) up to 63,500 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, no par value (the “Series B Preferred Stock”) and (ii) depositary shares in lieu of fractional shares of the Series B Preferred Stock (the “Depositary Shares” and, together with the Series B Preferred Stock, collectively, the ”Securities”).

The Series B  Preferred Stock was initially issued by the Company to the United States Secretary of the Treasury (“Treasury”) pursuant to the terms of that certain Small Business Lending Fund – Securities Purchase Agreement, dated September 1, 2011 (the “Agreement”) between the Company and Treasury.  The Depositary Shares may be resold in lieu of whole shares of the Series B Preferred Stock in the event Treasury requests that the Series B Preferred Stock held by the Treasury be deposited with a depositary under a depositary arrangement entered into in accordance with the terms of the Agreement.

We have examined the Agreement, the Registration Statement, the articles of incorporation of the Company, as amended, the amended and restated bylaws of the Company, minutes of applicable meetings of the board of directors and shareholders of the Company, and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based upon the foregoing and subject to the conditions set forth below, it is our opinion that:

(1)  the shares of Series B Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable; and

Robinson Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 ■ Charlotte, NC 28246 ■ 704.377.2536 Charlotte ■ Research Triangle ■ Rock Hill

September 30, 2011

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(2)  with respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed by the Company as depositary (the “Depositary”) deemed acceptable to Treasury in accordance with the Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as not to violate any applicable law or the Company’s articles of incorporation or bylaws, each as then in effect, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Series B Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, and upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

As to various issues of fact, we have relied upon the representations and warranties of the Company contained in the Agreement and upon statements and certificates of officers of the Company, without independent verification or investigation.  Our opinion that the shares of Series B Preferred Stock are fully paid and non-assessable is based solely on such statements and certificates of officers of the Company which confirm the Company’s receipt of the consideration required by the Agreement.  We have assumed that all prescribed filings with regulatory authorities, including any stock exchanges that have jurisdiction, will be effected in accordance with their respective requirements and that approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the offer and sale of the Securities.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of North Carolina, in each case as currently in effect, and we express no opinion with respect to the laws of any other state or jurisdiction (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Securities).  In addition, the opinions expressed herein are conditioned upon the Registration Statement becoming effective under the Securities Act, and the Company’s articles of incorporation (as amended) and amended and restated bylaws not being further amended prior to the sale of any of the Securities.

This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and pursuant to the Securities Act and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Robinson, Bradshaw & Hinson, P.A.

ROBINSON, BRADSHAW & HINSON, P.A.